EXHIBIT 3.2

                        PATAPSCO VALLEY BANCSHARES, INC.
                            ARTICLES OF INCORPORATION



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                        PATAPSCO VALLEY BANCSHARES, INC.

                            ARTICLES OF INCORPORATION

                  FIRST: I, Michael A. Refolo, whose post office address is 233 East Redwood Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age, do hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

                  SECOND: The name of the corporation (which is hereinafter called the "Corporation") is

                        Patapsco Valley Bancshares, Inc.

                  THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activities permitted by a corporation organized under the laws of the State of Maryland.

                  FOURTH: The post office address of the principal office of the Corporation in this State is 8593 Baltimore National Pike, Ellicott City, Maryland 21043. The name and post office address of the resident agent of the Corporation in this State are Edwin B. McKee, 8593 Baltimore National Pike, Ellicott City, Maryland 21043. Said resident agent is an individual actually residing in this State.

                  FIFTH: The total number of shares of stock which the Corporation has authority to issue is Fifty Million (50,000,000) shares of common stock with a par value of One Cent ($.01) per share, for an aggregate par value of $500,000.

                  SIXTH: The number of Directors of the Corporation which shall constitute the whole Board shall be not less than three directors. The exact number of Directors shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. The names of the Directors who shall act until the first annual meeting and until their successors are duly elected and qualify are W. William Cookson, Ronald L. Eyre, John F. Feezer, III, Howard E. Harrison, III, Eugene W. Iager, Fred T. Lewis, Bernard G. Malinowski, John S. Whiteside, and Frances F. Wire.

                  SEVENTH: The rights and powers of the Corporation and of the Directors and Stockholders are as follows:

                           (a) The  Board of  Directors  of the  Corporation  is
empowered to authorize the issuance from time to time of shares of stock of any class and securities convertible into shares of its stock of any class for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the By-laws of the Corporation.

                           (b) The Board of  Directors  of the  Corporation  may
classify or reclassify any unissued shares by fixing or altering, from time to time before issuance, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

                           (c) The  Corporation  reserves the right to amend its
Charter, including amendments which alter the contract rights of any outstanding stock, and stockholders whose rights may be affected thereby will not be entitled to demand payment of the fair value of the stock.


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                           The enumeration of a particular power of the Board of
Directors is for descriptive purposes only and shall not limit or restrict any other term of this or any other Article of these Articles of Incorporation, or in any manner exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

                  EIGHTH: No director or officer of the Corporation shall be liable to the Corporation or to its Stockholders for money damages except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

                  IN  WITNESS   WHEREOF,   I  have  signed  these   Articles  of
Incorporation on this 22nd day of August, 1996, and I acknowledge the same to be my act.


                                                     /s/ Michael A. Refolo
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                                                     Michael A. Refolo






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